Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

March 17, 2006

among

BOSTON RESTAURANT ASSOCIATES, INC.

DOLPHIN DIRECT EQUITY PARTNERS, LP

and

BRAIDOL ACQUISITION CORP.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of March 16, 2006 among BOSTON RESTAURANT ASSOCIATES, INC., a Delaware corporation (the “Company”), DOLPHIN DIRECT EQUITY PARTNERS, LP, a Delaware limited partnership (“Parent”), and BRAIDOL ACQUISITION CORP., a Delaware corporation (“Merger Subsidiary”).

WHEREAS, the Parent and the Company have agreed to merge Merger Subsidiary and the Company, upon the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Merger Subsidiary each have determined that the Merger is fair to and in the best interests of their respective stockholders, declared the advisability of, and approved and adopted, this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or over 25% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (ii) any tender offer  (including a self tender) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company or (iv) any public announcement by any Third Party of an intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, with respect to (i) Parent or Merger Subsidiary prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” thereof, (ii) the Company prior to the Effective Time, neither Parent nor any of its Subsidiaries shall be deemed to be an “Affiliate”

thereof and (iii) Parent and its Subsidiaries, only Parent and its Subsidiaries shall be deemed to be “Affiliates” thereof.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Designation” means the Company’s Certificate of Designation for a Series of Preferred Stock.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of April 24, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means April 24, 2005.

“Company Common Stock” means the common stock, $.01 par value, of the Company.

“Company Preferred Stock” means the Series A Preferred Stock, $.01 par value, of the Company.

“Company Stock” means together the Company Common Stock and the Company Preferred Stock.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended April 24, 2005.

“Contributing Stockholders” means the stockholders of the Company listed on Schedule A hereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, compensation, deferred compensation, stock option or other stock related rights, severance, change-in-control, profit-sharing, bonus, incentive, vacation or other similar agreement, plan, arrangement or policy (written or oral), which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee, former employee, director or consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“Environmental Laws” means any federal, state, local or foreign law in effect and as interpreted as of the date of this Agreement or as of the Closing Date (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or a Subsidiary, would be treated as a single employer under Section 414 of the Code.

“Intellectual Property” means (i) all patents including, without limitation, United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) all trademarks including, without limitation, all registered and unregistered United States, non-United States, and international trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) all copyrights including, without limitation, all United States, non-United States, and international copyrights and registrations and applications for registration thereof, (iv) all Internet domain name registrations, (v) all confidential and proprietary information, including trade secrets and know-how, and (vi) all goodwill associated with any of the foregoing.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, an event, change, circumstance or effect that is or is reasonably likely (i) to be materially adverse to the financial condition, business, liabilities, assets or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement other than any such event, change, circumstance or effect (a) relating to general economic, regulatory or political conditions, except to the extent such event, change, circumstance or effect disproportionately affects such Person and its Subsidiaries, taken as a whole, (b) relating to the fast-service, high volume pizzeria industry, or the fast-service restaurant industry generally, except to the extent such event, change, circumstance or effect disproportionately affects such Person and its Subsidiaries, taken as a whole, (c) relating to any change in the trading price of the common stock of such Person or (d) relating to any reduction-in-force.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Permitted Encumbrances” means (i) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (ii) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (iii) liens on personal property leased under operating leases, (iv) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social insurance and social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (v) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (vi) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, and (vii) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, none of which are material in the aggregate or individually.

“Permits” mean the material permits, licenses, approvals, certifications and authorizations from any Governmental Authority, including, without limitation, those obtained under Regulatory Laws.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulatory Laws” mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, with respect to alcoholic beverage control, amusement, health and safety and fire safety.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) of which at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Brown Rudnick	6.3(b)
Certificates	2.4
Charter Amendment	3.1
Closing	2.2
Common Stock Merger Consideration	2.3(a)
Company	Preamble
Company Licensed Intellectual Property	4.20
Company Owned Intellectual Property	4.20
Company Proxy Statement	4.9
Company SEC Documents	4.7
Company Securities	4.5
Company Stockholder Meeting	6.2
Company Stock Option	2.6
Company Subsidiary Securities	4.6
Company Warrant	2.6
Confidentiality Agreement	6.3
Covered Persons	7.7(c)
Dissenting Shares	2.5
Effective Time	2.1
End Date	9.1
Exchange Agent	2.4
GAAP	4.8
Governmental Authority	4.21
Joint Venture	4.6
Majority-Minority Vote	4.2(c)
Material Contracts	4.21
Merger	Recitals
Merger Consideration	2.3
Merger Fees	6.6
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Parent	Preamble
Preferred Stock Merger Consideration	2.3(b)
Sarbanes-Oxley Act	4.7
Schedule 13E-3	4.9
Special Committee	Recitals
Stockholder Vote	4.2
Successor Firm	6.6
Superior Proposal	6.3
Superior Proposal Agreement	9.1
Surviving Corporation	2.1
Tax Return	4.16
Tax or Taxes	4.16
Taxing Authority	4.16

ARTICLE 2

THE MERGER

SECTION 2.1.  The Merger.  (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation and continue its corporate existence under Delaware Law; provided that Parent may, in its sole discretion, elect instead that, subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary, in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the Surviving Corporation and continue its corporate existence under Delaware Law provided, however, that no such election shall (i) alter or change the amount or kind of Merger Consideration, (ii) materially delay receipt of any approval required for the consummation of the transactions contemplated by this Agreement, (iii) require the Company to obtain the agreement, approval or consent of any person whose agreement, approval or consent was not required when the Merger Subsidiary was to be merged with and into the Company or reacquire any material consent or approval (unless Parent shall waive the requirement to obtain such agreement, approval or consent in a manner satisfactory to the Company), (iv) impair or delay the consummation of the Merger or any other transaction contemplated hereby or the ability of any party hereto to perform its obligations hereunder by more than fifteen calendar days; or (v) cause the Company to breach any representation, warranty, covenant or agreement (unless Parent shall waive compliance with such representation, warranty, covenant or agreement in a manner satisfactory to the Company).  The corporation that survives the Merger is referred to as the “Surviving Corporation.”

(b)           As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger executed as provided in the Delaware Law with the Office of the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with, and accepted for recording by, the Delaware Secretary of State (or at such later time as may be agreed upon by the parties to this Agreement and as specified in the certificate of merger).

(c)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

SECTION 2.2.  Consummation.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be as soon as practicable (but not more than five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8, other than conditions that by their nature are to be satisfied at the Effective Time and that will in fact be satisfied at the Effective Time, at the office of Hughes Hubbard & Reed LLP, One Battery Park

Plaza, New York, New York, or such other date and place as shall have been agreed to by the parties.

SECTION 2.3        Conversion of Shares.  At the Effective Time,

(a)           except as otherwise provided in Section 2.3(c) or as provided in Section 2.5 with respect to shares of Company Common Stock as to which appraisal rights have been exercised, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from Parent an amount equal to $0.70, without interest (the “Common Stock Merger Consideration”);

(b)           except as otherwise provided in Section 2.3(c) or as provided in Section 2.5 with respect to shares of Company Preferred Stock as to which appraisal rights have been exercised, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from Parent an amount in cash equal to (i) the Series A Preferred Stock Liquidation Preference (as defined in the Certificate of Designation), without interest  and (ii) the product of (x) the number of shares of Company Common Stock that such share of Company Preferred Stock is convertible into immediately prior to the Effective Time and (y) $0.70 (the “Preferred Stock Merger Consideration”, together with the Common Stock Merger Consideration, the “Merger Consideration”)

(c)           each share of Company Stock held by the Company as treasury stock immediately prior to the Effective Time and each share of Company Stock held by the Contributing Stockholders or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; provided, however, that shares of Company Stock held by Contributing Stockholders shall be canceled pursuant to this subsection (c) only to the extent that the respective Contributing Stockholder owning such shares has agreed to such cancellation; and

(d)           each share of common stock, par value $0.01 per share, and each share of preferred stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share and one share of preferred stock, par value $0.01 per share respectively, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.4.  Surrender and Payment.  (a) Prior to the Effective Time, Parent or Merger Subsidiary shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Common Stock and Company Preferred Stock (collectively, the “Certificates”) for the Merger Consideration.  Parent or Merger Subsidiary will deposit with the Exchange Agent an amount in cash equal to the aggregate Merger Consideration to be paid in respect of the shares of Company Stock.  Promptly after the Effective Time, Parent or Merger Subsidiary will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)           Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate.  Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes the right to receive such Merger Consideration.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

(e)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent or Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent or Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, neither Parent nor Surviving Corporation shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent or Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 2.5.  Dissenting Shares.  Notwithstanding Section 2.3, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Company Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Company Stock in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration.  The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law.  Each holder of Dissenting Shares who becomes entitled to payment for such shares of Company Stock pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such Company Stock or lost such holder’s right to appraisal and payment for such holder’s shares of Company Stock under Section 262 of Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such shares of Company Stock and each such share of Company Stock shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from Parent as provided in Section 2.3 hereof.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.6.  Stock Options, Warrants and Employee Stock Purchase Plan.  (a) Prior to the Effective Time, Parent and the Company shall take such action as is permissible under the applicable agreement to cause each outstanding option to purchase shares of Company Common Stock under any employee stock option plan, agreement or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, to be canceled and the Surviving Corporation shall pay each such holder promptly after the Effective Date an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Stock Option to the extent vested and exercisable immediately prior to the Effective Time

(b)           Prior to the Effective Time, the Company shall take such action as is permissible under the applicable agreement to cause each outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”), whether or not exercisable, to be canceled and the Surviving Corporation shall pay each such holder promptly after the Effective Date an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Warrant by (ii) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Warrant to the extent exercisable immediately prior to the Effective Time.

(c)           Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Stock Options and Company Warrants and (ii) make any amendments to the terms of such Company Stock Options or Company Warrants that is permissible under the applicable agreements to give effect to the transactions contemplated by this Section 2.6.  The Company shall take no action to accelerate the exercisability or vesting of any Company Stock Option or to provide for a cash-out of any Company Stock Option which by its terms is not exercisable and vested or entitled to such a cash-out.  The Company shall take no action to accelerate the exercisability of any Company Warrant or to provide for a cash-out of any Company Warrant which by its terms is not exercisable or entitled to such a cash-out.

(d)           The Company shall make no agreement, oral or written, direct or indirect, nor payment with respect to any Company Stock Option or Company Warrant without the Parent’s prior written consent, and the Company shall take any action the Parent may reasonably request in order to provide for the cancellation by the Company of, all or a portion of, the Company Stock Options and the Company Warrants.  Subject to the foregoing, the Company shall not be obligated to make any payment with respect to any Company Stock Option or Company Warrant prior to the Closing.

SECTION 2.7.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall have been changed into a different number of shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.8.  Withholding Rights.  Each of the Exchange Agent, the Surviving Corporation, Merger Subsidiary and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If the Exchange Agent, the Surviving Corporation, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.9.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, (ii) if reasonably required by the Surviving Corporation, execution of a written indemnity agreement providing contractual indemnification (without bond or other security) against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.

ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1.  Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as set forth on Exhibit A to this Agreement (the “Charter Amendment”).

SECTION 3.2.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 3.3.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that:

SECTION 4.1.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and each Subsidiary thereof as currently in effect.

SECTION 4.2.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Stockholder Vote, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           (i)  The Special Committee was duly authorized and constituted on April 22, 2005, (ii) the Special Committee, at a meeting thereof duly called and held on March 6, 2006, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent, its Subsidiaries and the Contributing Stockholders), (B) determined that this Agreement and the Merger should be approved and declared advisable and (C) resolved to recommend to the Board of Directors of the Company that the Board of Directors of the Company approve and declare the advisability of this Agreement and the Merger and to recommend that the stockholders of the Company approve the Merger and adopt this Agreement, and (iii) the Board of Directors of the Company, at a meeting thereof duly called and held on March 10, 2006, in reliance upon the recommendation of the

Special Committee (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (B) approved and declared the advisability of this Agreement and the Merger and (C) resolved to recommend that the stockholders of the Company approve the Merger and adopt this Agreement.

(c)           Under applicable law and this Agreement, (i) with respect to the Merger, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, entitled to vote thereon, (ii) with respect to the Merger, the affirmative vote of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, cast and not held by the Contributing Stockholders, Parent or any fund under common control (the “Majority-Minority Vote”) and (iii) with respect to the Charter Amendment, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, entitled to vote thereon, in each case, outstanding on the record date established by the Board of Directors of the Company in accordance with the bylaws of the Company, Delaware law, any other applicable law and this Agreement, at the Company Stockholders Meeting, are the only votes of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger and Charter Amendment (collectively, clauses (c)(i), (ii) and (iii) mean the “Stockholder Vote”).

SECTION 4.3.  Governmental Authorization.  Except as set forth on Schedule 4.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.4.  Non-contravention.  Except as set forth on Schedule 4.4, the execution, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, materially contravene, conflict with or result in a material violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of  the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its

Subsidiaries, except in the case of clause (iii) for such defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.5.  Capitalization.  (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock.  As of November 22, 2005, there were 7,035,170 outstanding shares of Company Common Stock, 1,147,056 outstanding shares of Company Preferred Stock, employee stock options to purchase an aggregate of 1,274,800 shares of Company Common Stock (of which options to purchase an aggregate of 1,274,800 shares of Company Common Stock are exercisable as of the date of this Agreement); 1,160,000 shares of Company Common Stock reserved for the issuance upon conversion of the Variable Rate Subordinated Convertible Debenture; 500,000 shares of Company Common Stock issuable upon the exercise of a warrant issued to Management Services, Inc. f/k/a Jordan American Holdings; 76,000 shares of Company Common Stock issuable upon the exercise of a warrant issued to Commerce Bank and Trust Company; and 25,000 shares of Company Common Stock issuable upon the exercise of a warrants issued to Lucille Salhany.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to outstanding warrants, the 1994 Director Stock Option Plan, the 1994 Combination Employee Stock Option Plan, the 2002 Combination Stock Option and Share Reward Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b)           Except as set forth in this Section 4.5 or on Schedule 4.5(b) and for changes since April 24, 2005 resulting from the exercise of warrants or employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Except as set forth on Schedule 4.5(b), there are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Securities or any other securities of the Company under the 1933 Act.

SECTION 4.6.  Subsidiaries.  (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  All Subsidiaries of the Company, their respective jurisdictions of incorporation and their respective authorized and outstanding capital stock are identified on Schedule 4.6 hereto.  Except as set forth on Schedule 4.6(a), there are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Subsidiary Securities or any other securities of any Subsidiary of the Company under the 1933 Act.

(b)           All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)           Schedule 4.6(c) hereto lists all Persons other than the Subsidiaries, in which the Company directly or indirectly through one or a series of Subsidiaries (describing in detail any such indirect ownership) owns any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person (any such Person being a “Joint Venture”).  Each such interest in each Joint Venture is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 4.6(c), each such interest is owned by the Company or a Subsidiary of the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

SECTION 4.7.  SEC Filings.  (a) The Company has delivered or made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended 2002, 2003 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended July 24, 2005, October 23, 2005 and January 22, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since April 24, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 24, 2004 (the documents referred to in this Section 4.7(a), collectively, the “Company SEC Documents”).

(b)           As of its filing date, each Company SEC Document filed prior to the date of this Agreement complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed prior to the date of this Agreement pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed prior to the date of this Agreement pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           At the time each Company’s SEC Document filed after July 30, 2002 was filed with the SEC, such Company SEC Document included or was accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), each such certification was true and correct and complied with the Sarbanes-Oxley Act and each such Company SEC Document otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act.

SECTION 4.8.  Financial Statements.  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)           The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)           The management of the Company has designed disclosure controls and procedures to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the management of the Company by others within those entities.  In all material respects, the Company on a consolidated basis maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Since June 30, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents acting on behalf of the Company or in the Company’s workplace to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(e)           To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the material violation or possible material violation of any law, rule, regulation, order, decree or injunction.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any contractor, subcontractor or agent of the Company or any such Subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a), except such actions as are immaterial in any respect.

SECTION 4.9.  Disclosure Documents.  (a) The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any required Schedule 13E-3 filing (the “Schedule 13E-3”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time, if any, the Stockholders Vote is obtained and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.9(a) will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13E-3 or any amendments or supplements thereto based upon information furnished to the Company in writing specifically for use therein (A) by Parent or (B) by the Contributing Stockholder with respect to themselves individually or in the aggregate.

(b)           None of the information provided by the Company for inclusion in the Schedule 13E-3 filing nor any amendment or supplement thereto, at the time of the filing of the Schedule 13E-3 or any amendment or supplement thereto and at all times subsequent thereto up to and including the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which there were made, not misleading.

SECTION 4.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as set forth in Schedule 4.10 and as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been:

(a)           any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)           any adoption of, or any proposal to amend, the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries;

(c)           any adoption by the Company or any of its Subsidiaries of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly-owned Subsidiaries of the Company) or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(d)           any sale, lease, license or other disposition by the Company or any of its Subsidiaries of any Subsidiary or assets, securities or property representing 5% or more of the consolidated assets of the Company;

(e)           any issuance, sale, grant, disposition of, pledge or other encumbrance, or authorization of the issuance, sale, grant, disposition or pledge or other encumbrance of any Company Securities or Company Subsidiary Securities, except for the issuance of Company Stock to Parent or its Subsidiaries or upon exercise of Company Stock Options or Company Warrants disclosed in the Company SEC Documents;

(f)            any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of, or any proposal by the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire, any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(g)           any split, combination, subdivision or reclassification of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(h)           any declaration, setting aside or payment of any dividend or any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries, or any other payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or to the Company;

(i)            any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(j)            any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any Person other than (x) the Company’s wholly-owned Subsidiaries and (y) loans, advances, capital contributions and investments in the ordinary course of business and in principal amounts not exceeding $25,000 individually and $75,000 in the aggregate;

(k)           any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any asset other than in the ordinary course of business consistent with past practices and other than Permitted Encumbrances;

(l)            any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or senior-most store employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable to directors, officers or employees under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(m)          any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole;

(n)           any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries (including any change in fiscal year), except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(o)           any settlement of, or proposal to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(p)           any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(q)           any capital expenditure in an amount exceeding $25,000 individually or $75,000 in the aggregate;

(r)            any making of or change in any investment in cash equivalents or marketable securities in an amount exceeding $25,000 individually or $75,000 in the aggregate;

(s)           any new line of business entered into by the Company or any of its Subsidiaries;

(t)            any termination or closing of any facility, business or restaurant location;

(u)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect on the Company; or

(v)           any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

SECTION 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)           liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; and

(b)           liabilities or obligations arising in the ordinary course of business after the Company Balance Sheet Date that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and has been in material compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

SECTION 4.13.  Litigation.  Except as disclosed on Schedule 4.13 and expressly set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or, to the knowledge of the Company pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.

SECTION 4.14.  Finders’ Fees.  Except for BB&T Capital Markets, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.15.  Opinion of Financial Advisor.  The Company has received the written opinion of BB&T Capital Markets, financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders, other than Parent, its Subsidiaries and the Contributing Stockholders, from a financial point of view.  A copy of such opinion has been provided to Parent prior to the execution of this Agreement.

SECTION 4.16.  Taxes.  (a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance in all material respects with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

(b)           The Company and each of its Subsidiaries has paid or has caused to be paid all material Taxes due and owing by them to the appropriate Taxing Authority except to the extent such Taxes are being contested in good faith.  Where payment is not yet due or is being contested in good faith, the Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual or reserves for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)           To the knowledge of the Company, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax matter.

(d)           During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e)           Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(f)            Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or is otherwise required to maintain a list pursuant to Treasury Regulations 301.6112-1 or 301.6112-1T, in each case after the applicable effective date.

(g)           Schedule 4.16 contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.  Neither the Company nor any of its Subsidiaries has received notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.

(h)           As of April 24, 2005, the aggregate amount of net operating losses of the Company for federal income tax purposes is equal to $4,939,000, and the amount thereof not limited as a result of a 1994 acquisition was not less than $4,210,000 by any material amount.  Except as set forth on Schedule 4.16, to the knowledge of the Company, the Company has not undergone a change of ownership within the meaning of Section 382(g) of the Code.

(i)            All stock options and warrants were issued with a strike price no less than fair market value, as determined by the Company in a manner consistent with proposed Treasury Regulation 1.409A-1(b)(5)(i) and (v) at the date of issuance.

(j)            “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition thereof, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).  “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

SECTION 4.17.  Employees and Employee Benefit Plans.  (a) The Company has provided to Parent a list providing, separately by location, the names, job titles and current annual salary or wage rates of all of the directors, officers and senior-most store employees of the Company or any of its Subsidiaries, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such person for 2005 and paid to date for 2006.

(b)           Except as set forth on Schedule 4.17, neither the Company nor any of its Subsidiaries (i) retains the services of any individuals performing services in the capacity of independent contractors, or (ii) has entered into an agreement with a third-party organization under which employees of such third party organization perform services for the Company.

(c)           Schedule 4.17 contains a correct and complete list identifying each Employee Plan.  Copies of each Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished prior to the date of this Agreement to Parent together with, except as disclosed on Schedule 4.17(f) hereof, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(d)           Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the six year period ending on the date of this Agreement sponsored, maintained or contributed to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is subject to Title IV of ERISA.

(e)           Neither the Company nor any ERISA Affiliate contributes to, or has in the six year period ending on the date of this Agreement contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(f)            Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.  The Company has, prior to the date of this Agreement, made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Except as disclosed on Schedule 4.17(f) hereof, each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g)           Except as disclosed on Schedule 4.17(g), or as may result from the operation of Section 2.6, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to retirement, severance or bonus pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  Except as disclosed on Schedule 4.17(g), giving full effect to Section 2.6 hereof, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h)           Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i)            There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended April 24, 2005.

(j)            Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(k)           All contributions and payments accrued under each Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet, as it may be updated in any Company SEC Documents.

(l)            There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

SECTION 4.18.  Environmental Matters.  (a) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person against the Company or its Subsidiaries relating to or arising out of any Environmental Law;

(ii)           the Company, its Subsidiaries and, to the knowledge of the Company, each of the predecessors of the Company or any of its Subsidiaries, are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii)          there are no liabilities of or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the predecessors of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

(b)           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date of this Agreement.

SECTION 4.19.  Property and Leases.  (a) The Company and its Subsidiaries have sufficient title to and right to use their properties and assets to conduct their respective businesses in all material respects as currently conducted.  All assets of the Company and its Subsidiaries necessary for the conduct of the business of the Company and such Subsidiaries as currently conducted will be owned or usable by the Surviving Corporation immediately after the Effective Time.

(b)           Each parcel of real property owned, leased, used or held for use or otherwise needed for the conduct of the business by the Company or any of its Subsidiaries is listed in Schedule 4.19(b).  All leases of such real property under which the landlord has a right to consent arising as a result of the transactions set forth in this Agreement are so indicated in such Section.  All leases for such leased real property and all amendments thereto have been made available to Parent or a representative of Parent prior to the date of this Agreement and are listed in Schedule 4.19(b).

(c)           All leases of real property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party, and all amendments and modifications thereto are valid, binding and in full force and effect on the Company, and there exists no default under any such lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the landlord, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or the applicable Subsidiary or, to the knowledge of the Company, by the landlord, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.20.  Intellectual Property.  To the knowledge of the Company, (a) except as listed on Schedule 4.20, the conduct of the business of the Company and its Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriate the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”), the Company or one of its Subsidiaries is the owner of the entire right, title and interest in and to any Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the operation of its respective business as currently conducted to the extent such use is material to such business; (c) with respect to each item of Intellectual Property licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or one of its Subsidiaries has the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the material Company Owned Intellectual Property is valid and enforceable, and no claim has been asserted in writing or, to the knowledge of the Company, orally, or judgment entered that Company Owned Intellectual Property is invalid or unenforceable in whole or in part; (e) except as listed on Schedule 4.20, to the knowledge of the Company, no Person is engaging in any activity that materially infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each material license of the Company Licensed Intellectual Property is valid and enforceable and is binding on the Company and its Subsidiaries and, to the Company’s knowledge, on all parties to the licenses, and is in full force and effect; (g) neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; (h) none of the Company Owned Intellectual Property has been the subject of a judicial or administrative finding, opinion or office action or has been adjudged invalid, unenforceable or unregistrable in whole or in part; and (i) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall materially adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

SECTION 4.21.  Material Contracts.  (a) Subsections (i) through (xix) of Schedule 4.21 contain a list of all the following contracts, agreements and arrangements not otherwise expressly set forth in the Company SEC Documents to which the Company or any of its Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth on Schedule 4.21 being the “Material Contracts”):

(i)            each contract and agreement which (A) is likely to involve consideration of more than $50,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year, and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(ii)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party and which is likely to involve consideration of more than $50,000 in the aggregate per year or over the remaining term of such contract;

(iii)          all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $50,000 in the aggregate per year or over the remaining term of such contract;

(iv)          all contracts and agreements evidencing indebtedness of the Company or any of its Subsidiaries;

(v)           all contracts and agreements with any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”) to which the Company or any of its Subsidiaries is a party;

(vi)          all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries, or, following the Effective Time, Parent or any of Parent’s Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)         all contracts and agreements providing for benefits under any Employee Plan;

(viii)        all material contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(ix)           all contracts for employment for any employee of the Company or any of its Subsidiaries;

(x)            all contracts, agreements and constituent documents relating to Joint Ventures;

(xi)           all contracts and agreements between the Company and any of its Subsidiaries on the one hand and any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of such Person) of the Company or any of its Subsidiaries on the other hand;

(xii)          each operating lease and each capital lease which (A) is likely to involve consideration of more than $50,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year; and

(xiii)         all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries or the conduct of their businesses, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect.

(xiv)        each covenant not to compete or other contract or agreement restricting the business or operations of the Company or any Company Subsidiary or, to the knowledge of the Company, restricting any of their respective executive officers or directors;

(xv)         each contract or agreement under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $50,000 or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xvi)        each supplier agreement requiring payments in excess of $50,000 per year;

(xvii)       each contract or agreement requiring any payment upon a change of control of the Company or any Company Subsidiary;

(xviii)      each contract or agreement the terms of which the Company or any Company Subsidiary is or will be bound to share its profits or pay any royalties;

(xix)         any derivative contract (including swaps, options and forwards).

(b)           (i) Each Material Contract is a legal, valid and binding agreement, and the Company or the applicable Subsidiary of the Company is in compliance with all of its material obligations contained therein and none of the Material Contracts is in default by its terms (or with or without notice or lapse of time or both would result in such a default) or has been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and its Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall (with or without notice or lapse of time or both) constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s or any of its Subsidiaries’ rights under any Material Contract.

(c)           True and complete copies of all Material Contracts, including all amendments thereto, have, prior to the date of this Agreement, been made available to Parent or a representative of Parent.

SECTION 4.22.  Affiliate Transactions. Except as disclosed on Schedule 4.22 and expressly set forth in the Company SEC Documents, (a) there are no liabilities between the Company or any of its Subsidiaries on the one hand, and any director, officer, employee or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries on the other hand, (b) no director, officer, employee or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any director, officer, employee or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries.

SECTION 4.23.  Anti-takeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from any anti-takeover or similar statute or regulation that applies or purports to apply to any such transactions.  Without limiting the generality of the foregoing, the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) are inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement.

SECTION 4.24.  Insurance.  Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.  Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.  No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy.  All material claims under the Insurance Policies have been filed in a timely fashion.  To the knowledge of the Company, since January 1, 2003, there have been no historical gaps in insurance coverage of the Company or any of its Subsidiaries.

SECTION 4.25.  Suppliers.  Set forth in Schedule 4.25 is a list of the ten largest suppliers of the Company on a consolidated basis based on the dollar value of materials, products or service purchased by the Company or any of its Subsidiaries for the most recently ended fiscal year.  Since such date, there has not been, nor as a result of the Merger is there anticipated to be, any change in relations with any of the major suppliers of the Company or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  The existing suppliers of the Company and its Subsidiaries are adequate for the operation of the Company’s business as operated on the date hereof.

SECTION 4.26.  Collective Bargaining; Labor Disputes; Compliance.  There are no collective bargaining agreements to which the Company or any of its Subsidiaries is a party or under which it is bound.  No employee of the Company or its Subsidiaries is represented by a union.  Neither the Company nor any of its Subsidiaries is currently, nor has been during the past three years, the subject of any union organizing campaign or drive.  Neither the Company nor any of its Subsidiaries is currently, nor has been during the past five years, the subject of any strike, dispute, walk-out, work stoppage, slow down or lockout involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any such activity threatened.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has complied with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its employees, customers or suppliers, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or, to the knowledge of the Company, investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company’s and its Subsidiaries’ employees is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees.  The Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs.  None of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three month period prior to the date of this Agreement.

SECTION 4.27.  Permits.  The Company and the Company Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits, the lack of which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any termination, amendment or cancellation of any Permit that, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  Schedule 4.27 sets forth all the licenses in which the Company or any Subsidiary has an interest.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

SECTION 5.1.  Corporate Existence.  The Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 5.2.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability partnership powers of Parent and corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability partnership action on the part of Parent and corporate action on the part of Merger Subsidiary.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each in accordance with its terms.

SECTION 5.3.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign, and (iii) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

SECTION 5.4.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the limited partnership agreement of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

SECTION 5.5.  Disclosure Documents.  None of the information provided by Parent in writing expressly for inclusion in the Company Proxy Statement and Schedule 13E-3 or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.6.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

SECTION 6.1.       Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to (i) conduct their business in the ordinary course consistent with past practice and (ii) use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth on Schedule 6.1, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)           adopt or propose any change to its certificate of incorporation or bylaws or other constituent documents;

(b)           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly owned Subsidiaries of the Company) or merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c)           sell, lease, license or otherwise dispose of any Subsidiary or any assets, securities or property representing 5% or more of the consolidated assets of the Company;

(d)           issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize the issuance, sale, grant, disposition or pledge or other encumbrance of any Company Securities or Company Subsidiary Securities, except for the issuance of Company Common Stock to Parent or its Affiliates or upon exercise of Company Stock Options or Company Warrants disclosed in Company SEC Documents;

(e)           redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its shares of capital stock or other equity securities;

(f)            other than the redemption of the Company Preferred Stock, split, combine, subdivide or reclassify any shares of its capital stock or other equity securities;

(g)           declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary of the Company or to the Company;

(h)           amend any term of any of its outstanding securities;

(i)            incur, assume or guarantee any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any Person other than the Company’s wholly owned Subsidiaries in an amount exceeding $25,000 individually or $75,000 in the aggregate;

(j)            create, incur or permit the creation or incurrence of any Lien on any asset other than in the ordinary course of business consistent with past practices and other than Permitted Encumbrances;

(k)           except as required by applicable law or pursuant to the terms of written binding agreements in effect on the date of this Agreement:  (i) grant any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or senior-most store employee of the Company or any of its Subsidiaries; (ii) increase benefits payable to any director, officer or senior-most store employee under any existing severance or termination pay policies or employment agreements; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or senior-most store employee of the Company or any of its Subsidiaries; (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or senior-most store employee of the Company or any of its Subsidiaries; or (v) increase any compensation, bonus or other benefits payable to any director, officer or senior-most store employee of the Company or any of its Subsidiaries;

(l)            enter into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right outside the ordinary course of business that is material to the Company and its Subsidiaries taken as a whole;

(m)          change its method of accounting or accounting principals or practice (including any change in fiscal year), except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(n)           settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(o)           make any capital expenditure in an amount exceeding $25,000 individually or $75,000 in the aggregate;

(p)           make or change any investment in cash equivalents or marketable securities in an amount exceeding $25,000 individually or $75,000 in the aggregate;

(q)           enter into any new line of business;

(r)            (i) knowingly take any action or permit any Subsidiary to take any action that would make any representation and warranty of the Company made in or pursuant to this Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) knowingly omit to take any action or permit any Subsidiary to omit taking any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

(s)           agree or commit to do any of the foregoing.

SECTION 6.2.  Stockholder Meeting; Proxy Material.  Unless and until this Agreement is terminated in accordance with Article 9, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as practicable for the purpose of obtaining the Stockholder Vote, even if the Board of Directors of the Company or the Special Committee determines at any time after the date of this Agreement that this Agreement is no longer advisable or recommends that the stockholders of the Company vote against its adoption.  Subject to Section 6.3(b)(iii), the Company Proxy Statement shall include disclosure of the approval and declaration of advisability by the Board of Directors of this Agreement and the Merger and the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders that they vote in favor of the approval and adoption of this Agreement and the Merger.  In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.  The Company shall permit Parent and Merger Subsidiary and their counsel to review and provide comments to the Company Proxy Statement before it is filed with the SEC.  The Company will incorporate any such comments that are reasonable into the Company Proxy Statement.  In addition, the Company shall provide Parent and Merger Subsidiary and their counsel any comments or other communications, whether written or oral, that the Company may receive from time to time from the SEC or its staff with respect to the

Company Proxy Statement promptly after the receipt of such comments or other communications and shall give Parent and Merger Subsidiary and their counsel a reasonable opportunity to review and suggest responses to such comments or other communications.  After the Company Stockholder Meeting has been duly noticed by the Company, it will not adjourn or postpone the Company Stockholder Meeting (other than an adjournment for lack of a quorum) without the prior written consent of Parent.

SECTION 6.3.  No Solicitation.  (a) Except to the extent provided in Section 6.3(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) enter into any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

(b)           Prior to the Company Stockholder Meeting, the Company may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.3(a), has made a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of January 6, 2006 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent), and (iii) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders referred to in Section 6.2 hereof, but in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Special Committee determines in good faith by a majority vote, on the basis of advice from any nationally recognized law firm (which shall include Brown Rudnick Berlack Israels LLP (“Brown Rudnick”)), that it is advisable to take such action to comply with its fiduciary duties under applicable law.

(c)           Neither the Board of Directors of the Company nor the Special Committee shall take any of the actions referred to in clauses (i) through (iii) of the first sentence of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition

Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request and the status of any such negotiations or discussions.  The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall provide immediately to Parent a copy of any information provided to any Third Party pursuant to Section 6.3(b)(ii) which has not previously been provided to Parent.  The Company shall, and shall cause its Subsidiaries and the directors, advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall request any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(d)           Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender or exchange offer or making any disclosure required under applicable law.

(e)           “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock or substantially all of the Company’s assets on terms that the Special Committee determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation (which shall include BB&T Capital Markets) and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and based on such other matters as it deems relevant, are more favorable and provide greater value to all the Company’s stockholders (other than Parent, its Subsidiaries and the Contributing Stockholders) than as provided hereunder, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Special Committee.

SECTION 6.4.  Tax Matters.  (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset in any material respect of the Company or any of its Subsidiaries.

(b)           The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

(c)                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the

Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

SECTION 6.5.  Stockholder Litigation.  The Company shall keep Parent informed of the defense or settlement of, any stockholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement.  The Company shall not enter into, or agree to, any settlement of such stockholder litigation against the Company or its directors without the consent of Parent.

SECTION 6.6.  Company Fees and Expenses.  All fees of Brown Rudnick and of any law firm engaged to perform the services for which Brown Rudnick is currently engaged (a “Successor Firm”) and of the Company’s and the Special Committee’s accountants and financial advisors incurred prior to and through the Closing in connection with this Agreement or the transactions contemplated hereby, but excluding the out-of-pocket expenses and disbursements of such agents (the “Merger Fees”), in the aggregate shall not exceed $625,000.  Without limiting the generality of the foregoing, the Merger Fees incurred with respect to the services of Brown Rudnick and any Successor Firm shall not exceed $265,000.  Except as would in the reasonable opinion of the Special Committee infringe upon its fiduciary duties to the stockholders of the Company, neither the Company nor the Special Committee shall incur or commit to incur in connection with this Agreement or the transactions contemplated hereby any legal, financial printing and document production, transfer agent, solicitation agent, filing fees and additional accounting expenses without the Parent’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

SECTION 7.1.  Consents.  Subject to the terms and conditions of this Agreement, Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that neither Parent nor Merger Subsidiary or any of their affiliates shall be required by this Section 7.1 to: (A) pay any consideration, (B) surrender, modify or amend in any substantive respect any license or contract (including this Agreement), (C) hold separately (in trust or otherwise) or divest itself of, any of its assets, (D) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (E) agree to any of the foregoing or any other conditions or requirements of any Governmental Authority or other Person that are materially adverse or burdensome.

SECTION 7.2.       Certain Filings.  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any

Governmental Authority is required, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.  If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by a party hereto which should be set forth in an amendment or supplement to the Company Proxy Statement or the Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

SECTION 7.3.       Public Announcements.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, Parent will not issue any such press release or make any such public statement prior to such consultation and the Company will not issue any such press release or make any such public statement without Parent’s prior approval.

SECTION 7.4.       Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7.5.  Access to Information.  From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access upon prior notice to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

SECTION 7.6.       Notices of Certain Events.  (a) Each of the Company and Parent shall promptly notify the other of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or (B) any of its material covenants, conditions or agreements contained herein not to be complied with or satisfied; and

(iii)          any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including the Schedule 13E-3 and the Company Proxy Statement).

(b)           The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4 or that relate to the consummation of the transactions contemplated by this Agreement.

SECTION 7.7.       Indemnification, Exculpation and Insurance.

(a)           The Surviving Corporation shall (i) maintain in effect in accordance with their terms all rights to indemnification, exculpation from liabilities and reimbursement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their organizational documents and (ii) honor any indemnification contracts between such Persons and their respective current or former directors and officers.

(b) In the event that the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that such successors or assigns assumes the obligations set forth in this Section.

(c) Additionally, the Surviving Corporation or any successor thereto shall maintain in effect directors’ and officers’ liability insurance with respect to claims asserted during the six (6) year period following the Effective Date, in respect of acts and omissions occurring on or prior to the Effective Time covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available to Parent) (the “Covered Persons”) on terms that are comparable to the terms now applicable to directors and officers of the Company under the Company’s current policies, and with insurers of financial standing comparable to that of the insurers that have issued the Company’s current policies.

(d) The provisions of this Section 7.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party and Covered Person, his or her heirs and his or her representatives.  This Section 7.7 shall survive the Merger.

ARTICLE 8

CONDITIONS TO THE MERGER

SECTION 8.1.       Conditions to Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           the Company shall have obtained the Stockholder Vote;

(b)           the Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware; and

(c)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

SECTION 8.2.       Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or express waiver in writing by Parent of the following further conditions:

(a)           (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) Parent shall have received a certificate signed by an officer of the Company to the foregoing effect;

(b)           there shall not be pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by or before any court, arbitrator, or other Governmental Authority (i) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or (ii) that otherwise is reasonably likely to have a Material Adverse Effect on the Company;

(c)           the Company shall have delivered a certification in the form attached as Exhibit B to this Agreement dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(d)           all other authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by the Merger Subsidiary or the Company prior to the consummation of the Merger and the transactions contemplated hereby, shall have been obtained from and/or made with, any Governmental Authorities and all third parties except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate have a Material Adverse Effect on the Company;

(e)           the Merger Fees in the aggregate shall not have exceeded $625,000 and the Merger Fees incurred with respect to the services of Brown Rudnick and any Successor Firm in the aggregate shall not have exceeded $265,000; and

(f)            all the consents contemplated by Schedule 4.4 shall have been obtained and shall be in form and substance reasonably satisfactory to the Company and its counsel.

SECTION 8.3.       Condition to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or express waiver in writing of the following further conditions:

(a)(i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of Parent contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent contained in this Agreement that is not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times, (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect; and

(b) during the period between the date of this Agreement and the Effective Time, inclusive, no claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to this Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following the consummation thereof.

ARTICLE 9

TERMINATION

SECTION 9.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if:

(i)            the Merger has not been consummated on or before the date six months following the date hereof (the “End Date”);

(ii)           there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or there shall be entered any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining or otherwise prohibiting Company or Parent from consummating the Merger and such judgment, injunction, judgment or order shall have become final and nonappealable;

(iii)          this Agreement and the Merger shall not have been approved and adopted in accordance with Delaware Law by the Company’s stockholders; or

(iv)          the Stockholder Vote shall not have been obtained at the Company Stockholder Meeting (or any permitted adjournment or postponement thereof);

(c)           by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.2(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(d)           by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(e)           by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have failed to make or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company’s stockholders referred to in Section 6.2 or (ii) the Company shall have breached any of its obligations under Sections 6.3; or

(f)            by the Company but only prior to the time the Stockholder Vote is obtained at the Company Stockholder Meeting, if (i) the Special Committee authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a “Superior Proposal Agreement”) and the Company notifies Parent, in writing, promptly and at least 48 hours prior to such termination, of its intention to enter into such a Superior Proposal Agreement, attaching the most current draft of such Superior Proposal Agreement (or a description of all material terms and conditions thereof), (ii) Parent does not make, within 48 hours of receipt of such written notification, an offer that the Special Committee determines, in good faith, after consultation with its financial advisers, is at least as favorable to the stockholders of the Company as such Superior Proposal and (iii) the Company prior to such termination pursuant to this Section 9.1(f) pays to Parent in immediately available funds the amounts required to be paid pursuant to Section 10.4(b) and (c), which shall not exceed $325,000.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

SECTION 9.2.  Effect of Termination.  Subject to the provisions of Section 10.4, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful failure of either party to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 9.2 and Sections 10.1, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10 and 10.12 shall survive any termination hereof pursuant to Section 9.1.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Dolphin Direct Equity Partners, LP
c/o Dolphin Asset Management Corp.
129 East 17th Street
New York, NY 10003
Attention: Carlos P. Salas
Fax:  (212) 202-3817

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004
Attention: Gary J. Simon
Fax:  (212) 422-4726

if to the Company, to:

Boston Restaurant Associates, Inc.
999 Broadway, Suite 400
Saugus, MA 01906
Attention: George R. Chapdelaine
Fax:  (781) 231-5225

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attention: Samuel P. Williams
Fax: (617) 856-8201

if to the Special Committee, to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attention: Samuel P. Williams
Fax: (617) 856-8201

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 10.2.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 10.3.  Amendments; Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, no amendment or waiver by the Company shall be effective unless first approved in writing by the Special Committee and provided, further, that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company or effect any other change not permitted by Section 251(d) of Delaware Law.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.4.  Fees and Expenses.  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           Upon termination of this Agreement pursuant to Sections 9.1(b)(i), (iii)(but only if all shares owned by Parent or by a fund under common control are voted in favor of the Merger), (iv)(only with regard to the Majority-Minority Vote), (e) or (f), the Company shall pay Parent (by wire transfer of immediately available funds), no later than two Business Days after such termination, a break-up fee in the amount of $325,000 reduced by the aggregate amount paid prior to such termination pursuant to that certain letter from Parent to the Company dated January 5, 2006.

(c)           Upon any termination of this Agreement for any reason (other than Sections 9.1(d) or a termination that could not have occurred but for the failure of Parent or Merger Subsidiary to fulfill its or their obligations hereunder), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of the reasonable fees and expenses (including reasonable fees and expenses of their counsel) incurred by them in connection with this Agreement and the transactions contemplated hereby ) less the aggregate amount paid prior to such termination pursuant to that certain letter from the Parent to the Company dated January 5, 2006 and in any event, not exceeding $325,000 in the aggregate.  The Company further agrees to immediately pay all expenses of collection relating to Sections 10.4(b) and (c).

(d)           In addition to any amounts payable pursuant to Sections 10.4 (b) and (c), if this Agreement is terminated pursuant to Section 9.1 and such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform any of its covenants contained in this Agreement, or (iii) breach by either party of any of its representations or warranties contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.

(e)           In no event shall total payments under Section 10.4(b) and (c) exceed $325,000.

(f)            The Company acknowledges that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 10.4, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

SECTION 10.5.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.  Any attempted assignment in violation of this Section 10.5 shall be null and void and shall have no effect.

SECTION 10.6.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 7.7 (which is intended to be for the benefit of the parties specified therein and may be enforced by such parties) and rights given under this Agreement to the Special Committee (which are intended to be for the benefit of the stockholders of the Company other than Parent and Contributing Stockholders and their Affiliates and may be enforced by the Special Committee).

SECTION 10.7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 10.8.  Jurisdiction.  The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

SECTION 10.9.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 10.11.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 10.12  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 10.13.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

BOSTON RESTAURANT ASSOCIATES, INC.

By:
George R. Chapdelaine
Chief Executive Officer

DOLPHIN DIRECT EQUITY PARTNERS, LP

By:	Dolphin Advisors, LLC
its managing general partner

By:
Carlos P. Salas
Authorized Signatory

BRAIDOL ACQUISITION CORP.

By:
Carlos P. Salas
President